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                                                                      Exhibit 99

For Immediate Release                  Contact: Kathleen Bruegenhemke
                                       Senior Vice President, Investor Relations
                                       TEL: 573.761.6100  FAX: 573.761.6272

                       EXCHANGE NATIONAL BANCSHARES, INC.
                     OF JEFFERSON CITY, MISSOURI, ANNOUNCES
                 1st QUARTER DILUTED EARNINGS OF $0.54 PER SHARE

JEFFERSON CITY, MO, May 6, 2004 - Today, Exchange National Bancshares, Inc. (NASDAQ: EXJF) reported first quarter diluted earnings of $0.54 per share, compared to $0.56 per share a year ago. Net income for the three months ended March 31, 2004 of $2,294,000 decreased $61,000 when compared to the first quarter of 2003.

In commenting on earnings performance, Chairman and CEO James E. Smith said "While earnings were slightly less than the comparable quarter last year, we are encouraged that net interest income increased $658,000 while non-interest expense only increased $172,000. The decrease in net income resulted from a decline in non-interest income of $525,000, which is primarily the result of a decrease of loans sold into the secondary market. For the first quarter of 2004, loans sold in the secondary market decreased from $30,973,000 to $13,032,000 and that affected our gains on the sale of mortgage loans. This reflects the overall decrease in the mortgage lending refinancing industry that is occurring nationally.

Total assets at March 31, 2004 were $901 million, net loans were $575 million, and total deposits were $680 million. During the quarter, the Company completed a


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$25 million trust preferred security offering. Proceeds from the offering will be used to finance expansion into growing metropolitan areas and to provide capital for internal growth.

Exchange National Bancshares, a multi-bank holding company headquartered in Jefferson City, Missouri, has total assets of $901 million and trades on the NASDAQ National Market under the symbol "EXJF". Exchange National Bancshares is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Windsor, Collins, Osceola and Springfield; and Osage Valley Bank of Warsaw.


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FINANCIAL SUMMARY

(UNAUDITED)

Balance sheet information:       March 31, 2004   December 31, 2003
--------------------------       --------------   -----------------
  Loans, net of allowance
    for loan losses               $575,247,850       $575,651,786
  Debt and equity securities       217,096,521        188,955,832
  Total assets                     901,201,920        875,595,992
  Deposits                         679,994,948        665,261,965
  Stockholders' equity              89,599,152         87,782,744

                                         Three Months       Three Months
                                            Ended              Ended
Statement of income information:        March 31, 2004     March 31, 2003
--------------------------------        --------------     --------------
  Total interest income                   $9,761,853         $9,431,647
  Total interest expense                   2,954,393          3,282,475
  Net interest income                      6,807,460          6,149,172
  Provision for loan losses                  235,500            235,500
  Noninterest income                       1,446,655          1,972,003
  Noninterest expense                      4,672,263          4,500,340
  Income taxes                             1,052,553          1,030,098
  Net income                               2,293,799          2,355,237

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.


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